FEE REDUCTION AGREEMENT

	AGREEMENT made as of this 13th day of
December 2016, between Eaton Vance
Management (the "Adviser") and Atlanta Capital
Management Company LLC (the "Sub-Adviser").

	WHEREAS, the Adviser has entered into an Investment Advisory Agreement ( the "Advisory
Agreement") with Eaton Vance Growth Trust, a
Massachusetts business trust (the "Trust") on behalf of Eaton Vance Atlanta Capital Select Equity
Fund (the "Fund), relating to the provision of portfolio management services to the Fund; and

	WHEREAS, the Advisory Agreement
provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers and

	WHEREAS, the Adviser has entered into an Investment Sub-Advisory Agreement ("Sub-
Advisory Agreement") with the Sub-Adviser, which Sub-Advisory Agreement provides that the Sub-
Adviser shall be entitled to receive an asset-based fee payable at a certain rate; and

       WHEREAS, the Sub-Adviser has offered to
reduce such advisory fee rate, and the Trust has accepted such fee reduction, such fee reduction being effective as of February 1, 2017; and

       WHEREAS, the Adviser and Sub-Adviser
wish to memorialize said fee reduction in writing;

	NOW, THEREFORE, in consideration of the
mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby jointly and severally agree as follows:

1.	For so long as the Sub-Advisory Agreement
shall remain in effect, notwithstanding any provisions of the Sub-Advisory Agreement to the contrary, the Sub-Adviser will reduce its advisory fee for the Trust in accordance with the fee reduction schedule set forth on Exhibit A hereto.

2.	This Agreement may only be terminated or
amended upon the mutual written consent of the Trust and the Sub-Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser, Sub-Adviser or the Trust (the "Independent Trustees") and by the vote of a majority of the outstanding voting securities of the Fund; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund.

3.	For purposes of this Agreement the term
"vote of a majority of the outstanding voting securities of the Fund" shall mean the vote, at a meeting of shareholders, of the lesser of
(i) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (ii) more than 50 per centum of the outstanding shares of the Fund.

4.	This instrument is executed under seal and
shall be governed by Massachusetts law.


IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.


EATON VANCE MANAGEMENT



By:
	/s/ Maureen A. Gemma

	Maureen A. Gemma

	Vice President

ATLANTA CAPITAL MANAGEMENT COMPANY LLC



By:
	/s/ R. Kelly Williams, Jr.

	R. Kelly Williams, Jr.

	President and COO

Acknowledged and agreed to as of the day and your first above written:

EATON VANCE GROWTH TRUST
(on behalf of Eaton Vance Atlanta Capital
     Select Equity Fund)


BY: /s/ Payson F. Swaffield
      Payson F. Swaffield
      President